Exhibit 99.1
News Release
First Midwest Bancorp, Inc.			First Midwest Bancorp One Pierce Place, Suite 1500 Itasca, Illinois 60143-9768 (630) 875-7450
FOR IMMEDIATE RELEASE		CONTACT:	Cynthia A. Lance
Executive Vice President and Corporate Secretary
TRADED:	Nasdaq Global Select Market		(630) 875-7345
SYMBOL:	FMBI		www.firstmidwest.com

FIRST MIDWEST BANCORP, INC. MOURNS THE DEATH OF A DIRECTOR

ITASCA, IL., APRIL 7, 2009 - First Midwest Bancorp, Inc. (the "Company" or "First Midwest") (NASDAQ NGS: FMBI), the holding company of First Midwest Bank announced today with great regret the death of Vernon A. Brunner, a member of its Board of Directors ("Board"), on Wednesday April 1, 2009. He was 68 years old.

"Vern was a true gentleman as well as a good friend and counselor to First Midwest." said Michael L. Scudder, the Company's President and Chief Executive Officer. "He was a terrific advocate of our Company, and we valued his insights and wisdom. We will miss him greatly."

Mr. Brunner had served as a director of First Midwest since November of 2006, and previously had served as a member of the Board from 1997 through 2005. At the time of his death, Mr. Brunner was serving as the Chair of the Board's Compensation Committee.

Pursuant to the Company's Corporate Governance Guidelines, director J. Stephen Vanderwoude, the current Vice-Chair of the Board's Compensation Committee and Chair of its Nominating and Corporate Governance Committee, has assumed the role of Compensation Committee Chair. Director Brother James Gaffney, the current Vice-Chair of the Board's Nominating and Corporate Governance Committee has assumed the role of Nominating and Corporate Governance Committee Chair.

About the Company:

First Midwest is the premier relationship-based banking franchise in the growing Chicagoland banking market. As one of the Chicago metropolitan area's largest independent bank holding companies, First Midwest provides the full range of both business and retail banking and trust and investment management services through some 100 offices located in 62 communities, primarily in metropolitan Chicago. First Midwest was recently recognized by the Alfred P. Sloan awards for Business Excellence in Workforce Flexibility in the greater Chicago Area.

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